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                                                                 EXHIBIT (23)(b)


                          CONSENT OF ERNST & YOUNG LLP

We consent to the reference to our firm under the captions "Selected Financial Information" and "Experts" and to the use of our report dated July 9, 1996, in the Registration Statement (Form S-2, No. 333-_____) and related Prospectus of Lazare Kaplan International Inc. for the registration of 2,200,000 shares of its common stock.

We also consent to the use of our report dated July 9, 1996 with respect to the financial statement schedule of Lazare Kaplan International Inc. for the years ended May 31, 1996 and 1995 included in the Registration Statement.

                                               Ernst & Young LLP

New York, New York
October 16, 1996




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